UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 20, 2005


                        NATURAL GAS SERVICES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)



            Colorado                        1-31398               75-2811855
  (State or other jurisdiction         (Commission File         (IRS Employer
of Incorporation or organization)           Number)          Identification No.)



2911 South County Road 1260 Midland, Texas                          79706
   (Address of Principal Executive Offices)                       (Zip Code)


                                  432-563-3974
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

         As described in Item 5.02 below, the Board of Directors of Natural Gas Services Group, Inc., or Natural Gas, appointed Stephen C. Taylor as President and Chief Executive Officer of Natural Gas. We currently have a verbal arrangement with Mr. Taylor regarding his employment, but anticipate entering into a written employment agreement with Mr. Taylor containing the following provisions:

         o        an annual base salary of $155,000.00;

         o an annual bonus of up to 45% of Mr. Taylor's annual base salary, the amount of which will be based on parameters to be established by our compensation committee and approved by the Board of Directors and the compensation committee;

         o        four weeks of vacation each year;

         o        $30,000.00 allowance to purchase a company vehicle;

         o moving expense reimbursement of up to $20,000.00 to cover the cost and expenses of packaging and moving Mr. Taylor's household goods from Houston to Midland, Texas;

         o if Mr. Taylor is unable to sell his personal residence in Houston, Texas, before May 1, 2005, Natural Gas will reimburse Mr. Taylor for the regularly scheduled mortgage payments, including taxes and insurance, made by him through the earlier of the date his personal residence is sold or July 31, 2005, and if on August 1, 2005, Mr. Taylor's residence remains unsold, Natural Gas' obligation to reimburse Mr. Taylor for any future mortgage payments, including taxes and insurance, shall automatically expire;

         o standard medical and other benefits provided to all of our employees.

         In addition, we expect to grant to Mr. Taylor a ten-year option to purchase 45,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of the grant.


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

         On January 20, 2005, the Board of Directors of Natural Gas appointed Stephen C. Taylor as President and Chief Executive Officer. Mr. Taylor, age 51, has for the last three years, served as the U.S. General Manager of Trican Production Services in Houston, Texas. Prior to working at Trican, Mr. Taylor was employed for two years as the Senior Vice President and Chief Operating Officer of Enventure Global Technology in Houston, Texas, and prior to his employment with Enventure, Mr. Taylor spent twenty-four years with Halliburton Resources Management, a division of Halliburton Company, in various management positions, including, Vice President of Operations of Halliburton Resources Management's gas compressor division. None of Mr. Taylor's previous employers are current or former parent, subsidiary or affiliate entities of Natural Gas Services Group, Inc.

         Mr. Taylor's functions will include overseeing Natural Gas' day-to-day leasing and sales operations, as well as our construction of new compressor units and the planning and execution of our strategic goals and objectives. Mr. Taylor holds a Bachelor of Science degree in Mechanical Engineering from Texas Tech University in Lubbock, Texas, and a Masters in Business Administration from the University of Texas at Austin. Mr. Taylor has management experience in several areas of the oil and gas industry, including, finance, engineering, sales, administration and operations.

         Mr. Taylor assumes the President and Chief Executive Officer roles from Wallace C. Sparkman. Mr. Sparkman will continue to serve on the Board of Directors of Natural Gas, and on January 20, 2005, was appointed Chairman of the Board. Prior to the appointment of Mr. Sparkman as Chairman of the Board, Mr. Wallace O. Sellers served as Chairman of the Board of Directors. Mr. Sellers continues to serve on the Board but for health reasons elected to resign his position as Chairman.

         On January 24, 2005, Natural Gas issued a press release regarding the appointment of Stephen C. Taylor as President and Chief Executive Officer and the appointment of Mr. Sparkman as Chairman of the Board of Directors. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

         (c)      Exhibits.

                  Exhibit No.                 Description
                  -----------                 -----------

                  99.1 Press release, dated January 24, 2005, announcing the appointment of Stephen C. Taylor as President and Chief Executive Officer and the appointment of Wallace C. Sparkman as Chairman of the Board of Directors (filed herewith)

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           NATURAL GAS SERVICES GROUP, INC.


                                           By: /s/ Wallace C. Sparkman
                                              ----------------------------------
                                              Wallace C. Sparkman
                                              Chairman of the Board of Directors


Dated:  January 26, 2005